UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2009

HARRIS CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1025 West NASA Blvd., Melbourne, Florida		32919
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(321) 727-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2009, Timothy Thorsteinson, age 55, announced his plans to retire as President, Broadcast Communications Division of Harris Corporation (the "Company"), with such retirement to be effective as of October 31, 2009 (the "Effective Date"). In connection with Mr. Thorsteinson’s retirement, the Company and Mr. Thorsteinson entered into a Separation Agreement and Release of All Claims, dated October 13, 2009 (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Thorsteinson's retirement will be treated as an "involuntary termination," including under his existing Letter of Agreement with the Company dated January 23, 2007. Accordingly, Mr. Thorsteinson will receive a lump sum cash payment equal to one year of his current base salary and the annual cash incentive payment earned by him in fiscal 2009. Under the Separation Agreement, Mr. Thorsteinson will also receive, consistent with past practice, continued: (a) insurance and health care benefits for twelve months following the Effective Date and (b) vesting for one year of previously granted stock options and performance share units. The Separation Agreement also provides for a full and general release by Mr. Thorsteinson in favor of the Company, and Mr. Thorsteinson’s agreement to certain non-solicitation and non-competition obligations for a period of twelve months following the Effective Date.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

October 15, 2009	By:	/s/ Scott T. Mikuen

Name: Scott T. Mikuen
Title: Vice President, Associate General Counsel and Secretary